Exhibit (a)(1)(iii)

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

MERCER INTERNATIONAL INC.

OFFER TO PAY A PREMIUM FOR CONVERSION OF
ANY AND ALL OF ITS OUTSTANDING
8.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP NOS. U58839AA6, 588056AG6 and 588056AF8)

Pursuant to the Offering Circular dated July 13, 2009
(as the same may be supplemented or amended from time to time, the “Offering Circular”)

The Exchange Offer (as defined in the Offering Circular) will expire at 5:00 p.m., New York City time, on August 11, 2009, unless extended or earlier terminated by Mercer International Inc. (“Mercer”) (such date and time, as may be extended by Mercer, the “Expiration Date”). In order to be eligible to participate in the Exchange Offer holders of Mercer’s 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Convertible Notes”) must tender and not withdraw their Old Convertible Notes before 5:00 p.m., New York City time on the Expiration Date, unless extended. Tenders may not be withdrawn after 5:00 p.m., New York City time on the Expiration Date.

Old Convertible Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as it may be extended or earlier terminated).

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the Exchange Offer by Mercer to pay a premium to holders of any and all of its outstanding Old Convertible Notes who elect to convert their Old Convertible Notes into shares of Mercer’s common stock, $1.00 par value per share (the “Common Stock”) and its new 3% Convertible Senior Subordinated Notes due 2012 (the “New Convertible Notes”), upon the terms and subject to the conditions set forth in the Offering Circular and the accompanying letter of transmittal (the “Letter of Transmittal”). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The consideration in this Exchange Offer for each $1,000 principal amount of Old Convertible Notes validly tendered and accepted for conversion is: (a) 129 shares of Common Stock; (b) a premium of $200 principal amount of our New Convertible Notes; and (c) accrued and unpaid interest to, but excluding, the Settlement Date (as defined in the Offering Circular), which is expected to be approximately $27.63 payable in cash.

Only Old Convertible Notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange.

Mercer is requesting that you contact your clients for whom you hold Old Convertible Notes through your account with The Depository Trust Company (“DTC”) regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Convertible Notes through your DTC account, enclosed herewith are copies of the following documents:

1. Offering Circular;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3. Letter that may be sent to your clients for whose accounts you hold Old Convertible Notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated. The Exchange Offer is subject to certain conditions. Please see the section of the Offering Circular entitled “Terms of the Exchange Offer — Conditions of the Exchange Offer”.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message through the automated tender offer program (“ATOP”) of DTC in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

Mercer will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Old Convertible Notes pursuant to the Exchange Offer. Mercer will not pay or cause to be paid any transfer taxes payable on the transfer of the Old Convertible Notes to Mercer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling Georgeson Inc. at (800) 267-4403.

Very truly yours,

MERCER INTERNATIONAL INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MERCER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.

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